EXHIBIT 23.1

Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Golden Oasis New Energy Group, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1 A, of our audited report dated on December 12, 2011 for the balance sheets of Golden Oasis New Energy Group, Inc. as of June 30, 2011, June 30, 2010, and the results of its operations, shareholders’ equity, and statements of cash flows for the year ended June 30, 2011, June 30, 2010, and the cumulative period from May 10, 2010 (date of inception) through June 30, 2011.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

February 7, 2012